Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2011 Financial Results

Highlights:

•	Q4 revenue of $172.4M, up 19% from year-ago quarter and 3% sequentially

•	Q4 EPS of $1.05 per diluted share

•	Full Year revenue increase of 21% to $642.4M

•	Full year EPS of $2.94 per diluted share

•	2011 year-ending cash & short term investments of $320.4M

•	Global Headcount of 19,484 on December 31, 2011, up 12% versus prior year

TROY, Mich. – February 16, 2012 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the fourth quarter and full year, ended December 31, 2011.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased 19 percent to $172.4 million, compared to $144.9 million in the prior-year period, and increased three percent sequentially from $167.6 million in the third quarter of 2011. During the fourth quarter, Applications Outsourcing accounted for 75 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing eight percent and TeamSourcing at two percent.

The Company’s gross margin was 42.1 percent in the fourth quarter, compared to 38.4 percent in the prior-year period and 39.8 percent in the third quarter of 2011. Selling, General and Administrative (SG&A) expenses were 11.4 percent of revenue in the fourth quarter, compared to 17.4 percent in the prior-year period and 21.9 percent in the previous quarter. Fourth quarter income from operations was 30.7 percent of revenue as compared to 20.9 percent in the prior-year period and 17.9 percent in the third quarter. The sequential rise in operating margin was aided by the depreciation in the Indian rupee, partly offset by advanced hiring, which lowered utilization levels, and compensation-related costs.

After reversals of tax reserves and additional tax provisions, having a net favorable impact of $1.9 million, net income for the fourth quarter was $44 million or $1.05 per diluted share, compared to $29.8 million or $0.71 per diluted share in the prior-year period and net income of $26.2 million or $0.63 per diluted share in the third quarter of 2011

Full Year 2011 Financial Highlights

Revenue for 2011 increased 20.7 percent to $642.4 million, from $532.1 million in 2010. The Company’s 2011 operating margin was 21.5 percent, compared to 22.7 percent in 2010. Net income for the year was $122.9 million compared to $113.6 million in 2010. EPS for 2011 increased 7.7% to $2.94 per diluted share from $2.73 per diluted share in 2010. Year-over-year margins and earnings were impacted by currency fluctuations, wage increases, and costs associated with investments in hiring and infrastructure, among other factors.

During 2011, Syntel spent $38.2 million in CAPEX, largely in support of campus infrastructure, paid $10 million in dividends ($0.24 per share), and finished the year with cash and short-term investments of $320.4 million. The Company added 26 new clients during the year and ended 2011 with 19,484 employees globally.

Operational Highlights

“I am very pleased with our business performance in 2011 as Syntel successfully delivered on our operational and financial goals during the year,” said Syntel CEO and President Prashant Ranade. “Year-over-year revenue growth of nearly 21% in 2011 was strong and broad-based; thus, we are confident that we have the right leadership team, market position, offerings, and go-to-market approach to continue to grow in 2012, despite prevailing economic uncertainties.”

“Our long-term focus drives our ongoing investments in people, services and infrastructure,” said Ranade. “We expect to derive considerable value over time from these investments to support the vision we have articulated for our company. Macroeconomic headwinds remain, but we see opportunities for growth ahead as we look to expand relationships within our Global 2000 customer base, as well as cultivate new relationships with clients exploring multi-sourcing and looking for additional opportunities to reduce costs.”

“The combination of our size, capabilities and culture will serve us well as we help our clients meet their internal operational goals in the current environment.”

2012 Guidance

Based on current visibility levels and an exchange rate assumption of 49.25 Indian rupees to the dollar, the Company currently expects 2012 revenue of $720 to $750 million and EPS in the range of $3.10 to $3.35.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter and full year 2011 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 23, 2012 by dialing (855) 859-2056 and entering “49904379”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is ISO 27001 and ISO 9001:2000 certified. As of December 31, 2011, Syntel employed more than 19,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, or from other factors not currently anticipated.

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Contacts:

Investors: Zaineb Bokhari, Syntel 646-538-9898, zaineb_bokhari@syntelinc.com North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com AsiaPac: Suruchi Sharma, Syntel, +91 9833691415, suruchi_sharma@syntelinc.com

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2011	2010	2011	2010
Net revenues	$172,420	$144,900	$642,404	$532,133
Cost of revenues	99,802	89,278	395,455	320,042

Gross profit	72,618	55,622	246,949	212,091
Selling, general and administrative expenses	19,638	25,270	108,721	91,556

Income from operations	52,980	30,352	138,228	120,535

Other income, principally interest	2,534	4,008	16,208	13,126

Income before income taxes	55,514	34,360	154,436	133,661

Income tax expense	11,554	4,597	31,580	20,068

Net income	$43,960	$29,763	$122,856	$113,593

Dividend per share	$0.06	$0.56	$0.24	$0.74

EARNINGS PER SHARE:
Basic	$1.06	$0.72	$2.95	$2.74
Diluted	$1.05	$0.71	$2.94	$2.73

Weighted average common shares outstanding:
Basic	41,651	41,570	41,619	41,524

Diluted	41,736	41,679	41,717	41,611

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December,31 2011	December,31 2010
ASSETS
Current assets:
Cash and cash equivalents	$104,628	$78,505
Short term investments	215,798	208,695
Accounts receivable, net of allowance for doubtful accounts of $2,407 and $3,090 at December 31, 2011 and 2010, respectively	88,573	75,873
Revenue earned in excess of billings	5,131	5,329
Deferred income taxes and other current assets	46,353	43,705

Total current assets	460,483	412,107

Property and equipment	179,576	171,445
Less accumulated depreciation and amortization	73,574	69,338

Property and equipment, net	106,002	102,107

Goodwill	906	906

Non current Term Deposits with Banks	130	66

Deferred income taxes and other non current assets	29,727	30,931

	$597,248	$546,117

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$45,949	$40,736
Income taxes payable	3,080	2,291
Accounts payable and other current liabilities	35,341	29,384
Deferred revenue	9,692	9,783

Total current liabilities	94,062	82,194

Other non current liabilities	9,997	12,453

Total liabilities	104,059	94,647
SHAREHOLDERS’ EQUITY
Total shareholders' equity	493,189	451,470

Total liabilities and shareholders' equity	$597,248	$546,117